SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[_]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[X]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                           ICN PHARMACEUTICALS, INC.
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                (Name of Registrant as Specified In Its Charter)


                    SSP - Special Situations Partners, Inc.
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


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2)   Aggregate number of securities to which transaction applies:



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3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



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5)   Total fee paid:


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     [_] Fee paid previously with preliminary materials:


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     [_]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

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Introduction

This website has been created by SSP Special Situations Partners, Inc. ("SSP") in order to permit stockholders of ICN Pharmaceuticals, Inc. ("ICN") and other interested parties to obtain access to materials filed by SSP with the United States Securities and Exchange Commission (the "SEC") and other relevant material, and to facilitate stockholder communication with SSP.

SSP is a privately owned investment company which is directly and indirectly controlled by Dr. Tito Tettamanti, a successful Swiss investor and industrialist.

Prior to soliciting proxies with respect to ICN, SSP will file with the SEC, and will furnish to security holders of ICN a proxy statement, which security holders are advised to read as it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by SSP and ICN on this website, as well as from the SEC website at www.sec.gov. When available, the proxy statement may also be obtained from SSP, at c/o Fidinam (Monte Carlo) SAM - Monte Carlo Palace, 7 boulevard des Moulins, MC 98000 Monaco.

Information concerning the identity of SSP and of each of the executive officers and directors of SSP who may be deemed to be participants in any solicitation by SSP of proxies with respect to ICN, including a description of their direct and indirect interests in ICN, may be obtained from the Schedule 13D, dated November 15, 1999, as amended with respect to ICN filed by SSP with the SEC, and available on this website under "SEC Filings."


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SEC Filings

All filings may also be accessed at the SEC website at www.sec.gov., or at one of the SEC's public reference rooms. Information regarding the SEC reference rooms can be obtained by calling the SEC at 1-800-SEC-0330.

Click on the dates below to view the relevant SEC filing.

Filing Date

September 7, 2000          13d/A - disclosing SSP's delivery of a demand letter
                           for a stockholder list to ICN and SSP's purchase of certain senior notes of ICN.

August 28, 2000            14a - SSP's response to a letter from Mr. Panic dated
                           Aug. 28, 2000 (see "Other Information" below to view
                           Mr. Panic's letter)

August 28, 2000            14a & 13d/A - summarising correspondence between SSP
                           and ICN between July 24, 2000 and August 28, 2000.

                           Materials filed as exhibits

                           1. SSP memo to file dated July 25, 2000 relating to a meeting of representatives of SSP and Mr. Panic on July 24, 2000

                           2. Letter from Dr. Tettamanti to Mr. Panic dated July 28, 2000 relating to the meeting between representatives of SSP and UBS Warburg

                           3. Letter from Mr. Panic to Dr. Tettamanti dated July 31, 2000 relating to ICN's continued interest in pursuing the SSP plan

                           4. Letter from SSP to Mr. Panic dated August 8, 2000 relating to Nycomed Amersham's public offering of 10% of the stock of its subsidiary

                           5. Letter from Dr. Tettamanti to Mr. Panic dated August 24, 2000 relating to SSP's opposition to the Ribapharm IPO

July 27, 2000              13d/A - stating that representatives of SSP met with
                           Mr. Panic on July 24, 2000 to discuss the restructuring and that the meeting was constructive.

June 28, 2000              13d/A - SSP's response dated June 26, 2000 (attached
                           as an exhibit) to the publication of ICN's restructuring plan on June 15, 2000 (see "Other
                           Information" below to view the press release relating to ICN's restructuring plan)

June 14, 2000              13d/A - letter dated June 13, 2000 from SSP (attached
                           as an exhibit) to the board of ICN with a suggested restructuring plan to enhance the value of ICN's shares by means of a full break-up of ICN into three separate and completely independent companies

Dec 6, 1999                13d/A - describing the initial meeting between SSP
                           and ICN management to discuss potential restructuring proposals

Nov 15, 1999               13d - disclosing SSP's stockholding in ICN and SSP's
                           belief that the shares are undervalued

Other Information

Click on the dates below to view the relevant document

Aug 28, 2000               Letter from Mr. Panic to SSP dated Aug. 28, 2000

June 15, 2000              ICN press release announcing its restructuring plan


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Contact us

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c/o Fidicam (Monte Carlo) SAM-Monte Carlo Palace-7, boulevard des Moulins-MC
98000 Monaco, Telephone +377-9310-6140

ICN Pharmaceuticals, Inc.
News Release

CONTACT: Investors, Carol Ruth, 917-639-4111, or media, Pete Holmberg, 917-639-4122, both for ICN Pharmaceuticals, Inc.

                       ICN Responds to Shareholder Letter

COSTA MESA, Calif., Aug. 28/PRNewswire/-ICN Pharmaceuticals (NYSE:ICN) released today the following text of a letter from its Chairman Milan Panic responding to Tito Tettamanti of Special Situation Partners of the Cayman Islands. ICN said it was releasing the text of its letter to the press as Tettamanti had made his letter public on Friday, August 25th.

Dear Mr. Tettamanti:

While we appreciate what you indicate as your concern for the long term interests of ICN shareholders, I must once again, reiterate to you that the plan we are following is one we believe does, in fact, represent the long term interests of ICN and its shareholders. We outlined to you previously the issues that are at the foundation of this restructuring. You continue to ignore them. Let me outline them once again:

o The plan as filed is the one that our bankers, UBS Warburg did, if fact, recommend. The statement you made in your letter that our advisors recommended otherwise is completely inaccurate. UBS looked at many different options and alternatives to unlock shareholder value. We, and our investment bankers, have concluded that our current course of action, among many different alternatives, is the best way to maximize shareholder value.

o At the foundation of our restructuring was the consideration of certain tax implications for our shareholders. If a spin-off was implemented now, shareholders could pay a tax rate as high as 39 percent. Such a high tax rate could force some shareholders to reduce their positions in order to pay taxes.

o Also of consideration was at this point, there is no true market value for Ribapharm. Its value will be clearly established once it trades in the market as a separate, public company.

o ICN management is proceeding with its restructuring plan in a rational, step by step process. The Class B stock that will be created is indeed being set up for the possibility of a tax-free spin-off which cannot be implemented at this time according to U.S. tax regulations. I am sure you appreciate that we must take into consideration the tax status of all of our shareholders, the great majority of whom are U.S. residents. I urge you to carefully read pages 63 through 64 of the Ribapharm prospectus which clearly outlines this Class B stock as well as pages 11 through 12, which deal with the tax issues in detail. I am sure you will find them informative.

I hope you will take time to read the prospectus carefully to understand the points that ICN management and the Board of Directors took into consideration in designing this restructuring, which we firmly believe is in the best interests of ICN shareholders. The plan, we believe, looks after the long-term interests of ICN shareholders and employees as well as those that look to ICN for their healthcare needs. These needs must be balanced with those whose interests are for short-term gains.

In closing, I would like to point out that just two years ago, The Wall Street Journal ranked ICN "Best Performer" in the pharmaceutical industry with the highest five year return. More recently, ICN has been reporting record results for its shareholders. In the last four quarters, ICN achieved record revenues in each quarter. In three of these four quarters, operating profit reached record levels and in two of the four quarters, net income also reached record levels. The Company closed the second quarter as of June 30, 2000 with the highest cash position in its history.*

Sincerely,

Milan Panic

*References to historical financial performance exclude the results of ICN Yugoslavia.

ICN manufacturers and markets a broad range of prescription and non-prescription pharmaceuticals and biotechnology research product in over 90 countries. The Company employs some 13,000 people worldwide. ICN has operations in North and Latin America, Western, Central and Eastern Europe, and the Pacific Rim countries. Additional information is also available on the corporate website at http://www.icnpharm.com.

THE `SAFE HARBOR' STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties including, but not limited to, projections of future sales, operating income, subsidiary reorganization, regulatory approval processes, the progress of FDA reviews, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

ICN Pharmaceuticals, Inc.
NEWS RELEASE

CONTACT: Media - Peter Murphy, 714-545-0100, ext. 3213, or Investor - Mariann Ohanesian, 714-545-0100 ext. 3230, both of ICN Pharmaceuticals, Inc.

              ICN Pharmaceuticals Announces Strategic Restructuring

NEW YORK, June 15/PRNewswire/--Following the engagement of UBS Warburg, four months ago by ICN to evaluate efforts to enhance shareholder value and position the company strategically for long-term profitability, growth and increased shareholder value, ICN Pharmaceuticals, Inc. (NYSE: ICN), today announced plans approved by its Board of Directors to reorganize into three publicly-traded companies. In conjunction with this announcement the Company filed today an S-1 registration statement with the Securities and Exchange Commission (SEC) relating to the proposed initial public offering (IPO) of shares of Class A Common Stock of Ribpharm Inc. UBC Warburg is acting as lead underwriter (book-runner) and CIBC World Markets is the co-manager for this offering.

The evaluation process concluded that dividing ICN into three separate public companies would unlock the value of the components, allow each to focus on its core competencies and ultimately provide greater transparency to enable investors to value each of the parts against a universe of comparables. One of the publicly-traded companies will comprise ICN's research and development activities; the second company will comprise ICN's operations in Eastern and Western Europe and the Pacific Basin. The third and existing company, ICN Pharmaceuticals, will retain a majority interest in the two new companies in addition to its existing North and Latin America pharmaceutical operations.

Milan Panic, chairman and chief executive officer of ICN Pharmaceuticals, will be Chairman of all three companies and Chief Executive Officer of ICN Pharmaceuticals. Each company will have separate management teams and Boards of Directors.

Ribapharm will comprises the following:

ICN's royalty stream from ribavirin:

an ICN-discovered drug that is licensed to Schering-Plough for sales in combination with Schering's Interferon A as REBETRON in the U.S. and REBETOL (ribavirin/Virazole(R)) in Europe for the treatment of Hepatitis C

Royalty payments totaled $110 million in 1999 and $34 million in the first quarter of 2000

ICN's R&D operations, including:

ICN's library of at least 3,500 nucleoside analog compounds

(chemically modified components of DNA)
-Laboratories and equipment
-Patents
-R&D personnel
-Facilities in California

When available, copies of the preliminary prospectus relating to the offering of shares of Class A Common Stock of Ribapharm Inc. may be obtained from the offices of UBS Warburg LLC, 229 Park Avenue, New York, New York 10171 (212) 821-4011.

A registration statement relating to the shares of Class A common stock of Ribaparm Inc. has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ICN presently expects to make an offering of the common stock of ICN International by the end of calendar year 2000. ICN intends to apply for listing of these shares on the Budapest stock exchange and secondarily on the London Stock Exchange. ICN International will be headquartered in Moscow and will have approximately 12,600 employees and 13 manufacturing sites and will include the following:

ICN's operations in Russia, where ICN is the largest pharmaceutical producer, marketer and distributor; in Poland; Hungary; the Czech Republic Montenegro; Macedonia and other countries in southeastern Europe as well as ICN's operations in Western Europe and the Pacific Basin.

The shares of common stock of ICN International will not be and have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements of that act.

The parent company, ICN Pharmaceuticals, will retain the current North American and Latin American businesses. It will maintain a majority ownership of the common stocks of the two new companies. It will be comprised of operations in the U.S., Canada, Mexico, Puerto Rico and Latin America, including Brazil and Argentina. ICN Pharmaceuticals will continue to trade on the New York Stock Exchange and will have approximately 1,700 employees and eight manufacturing sites with approximately $307 million in revenue on a 1999 pro forma basis.

ICN is a research-based global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. ICN has operations in North and Latin America, Western, Central and Eastern Europe, and the Pacific Rim countries.

THE `SAFE HARBOR' STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties including, but not limited to, projections of future sales, operating income, subsidiary reorganization, regulatory approval processes, operations in countries with unstable economies, the progress of FDA reviews, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.